INDEPENDENT AUDITORS' CONSENT

We consent to the use in this Post-Effective Amendment No. 6 to Registration Statement No. 333-65048 of Sun Life of Canada (U.S.) Variable Account G on Form N-6 of our report dated March 21, 2003 accompanying the financial statements of Sun Life of Canada (U.S.) Variable Account G appearing in the Statement of Additional Information, which is part of such Registration Statement, to the use of our report dated February 21, 2003 (which expresses an unqualified opinion and includes an explanatory paragraph relating to the Company's adoption of provisions of Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities, effective January 1, 2001, described in Note 1) accompanying the consolidated financial statements of Sun Life Assurance Company of Canada (U.S.) appearing in such Statement of Additional Information, and to the incorporation by reference in the Prospectus which is part of such Registration Statement of our report dated February 21, 2003 (which expresses an unqualified opinion and includes an explanatory paragraph relating to the Company's adoption of provisions of Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities, effective January 1, 2001, described in Note 1) in the Annual Report on Form 10-K of Sun Life Assurance Company of Canada (U.S.) for the year ended December 31, 2002.

We also consent to the references to us under the heading "Accountants" in such Statement of Additional Information.

DELOITTE & TOUCHE LLP

Boston, Massachusetts

April 22, 2003